Exhibit 8

Subsidiaries

Currently our subsidiaries are:

•	TTI-Telecom International Inc., a wholly-owned subsidiary, incorporated under the laws of the State of Delaware, and domiciled in New Jersey, U.S.A.

•	TTI-Telecom International B.V., a wholly-owned subsidiary, incorporated under the laws of The Netherlands, and domiciled in Amsterdam, The Netherlands.

•	TTI Telecom Australia PTY. Ltd., a wholly-owned subsidiary, incorporated under the laws of Australia, and domiciled in Sydney, Australia.

•	TTI France S.A.R.L., a wholly-owned subsidiary, incorporated under the laws of France, and domiciled in Paris, France (under liquidation).

•	Axarte Ltd., a wholly-owned subsidiary, incorporated under the laws of the United Kingdom, and domiciled in Newberry, UK.

•	Axarte GmbH, a wholly-owned subsidiary of Axarte Ltd., incorporated under the laws of Germany, and domiciled in Dorfen, Germany (under liquidation).

•	TTI BVI Ltd., a wholly-owned subsidiary, incorporated under the laws of the British Virgin Islands, and domiciled in the British Virgin Islands.

•	TTI Telecom (HK) Limited, a wholly-owned subsidiary, incorporated under the laws of Hong Kong, and domiciled in Hong Kong.

•	TTI Telecom Software Private Limited, a wholly-owned subsidiary, incorporated under the laws of India, and domiciled in Mumbai, India.

•	TTI Telecom de Costa Rica S.A., a wholly-owned subsidiary, incorporated under the laws of Costa Rica, and domiciled in San Jose, Costa Rica.

•	TTI Team Software (Malta) Ltd., a wholly-owned subsidiary, incorporated under the laws of Malta, and domiciled in Valleta, Malta.

•	CDR Technologies a wholly-owned subsidiary, incorporated under the laws of Israel, and domiciled in Petach Tikva, Israel.